EXHIBIT 99.1

GulfTerra Energy Partners NEWS

GulfTerra Energy Partners, L.P.
P.O. Box 2511
Houston, TX 77252-2511

For Immediate Release

GulfTerra Energy Partners, L.P. Accomplishes Corporate Governance
Initiatives and Sells 3.0 Million Common Units

HOUSTON, TEXAS, October 3, 2003-GulfTerra Energy Partners, L.P. (NYSE:GTM) announced today that one of its major corporate governance and independence goals has been achieved as a result of the sale of a 9.9-percent interest in its general partner to Goldman Sachs & Co. (NYSE:GS) by El Paso Corporation (NYSE:EP), the owner of the remaining 90.1-percent interest its general partner. In conjunction with this transaction, Goldman Sachs also purchased 3 million newly issued common units from GulfTerra. The total consideration paid by Goldman Sachs for the GP interest and the common units was $200 million. GulfTerra used the proceeds of the common unit sale of $112 million and borrowings from its revolving credit facility to redeem all of its issued and outstanding Series B Preference Units. These Series B Preference units, owned by El Paso, accrued distributions at an effective rate of 10.25 percent per year and total $167 million as of September 30, 2003. In 2010, the Series B Preference Units were entitled to receive cash distributions at a rate of 12 percent on the fully accrued amount.

"These transactions, including the sale of an interest in our general partner by El Paso, the sale of new common units by GulfTerra, and the redemption of the Series B Preference Units owned by El Paso, allow us to complete important elements of our independence initiatives plan announced earlier this year," said Robert G. Phillips, chairman and chief executive officer of GulfTerra Energy Partners. "Moreover, the significant investment in GulfTerra by Goldman Sachs validates the business strategy and performance of the partnership and highlights our continued efforts to improve our corporate governance model."

Pursuant to the transaction, Goldman Sachs, through its 9.9-percent interest in the general partner will have protective veto rights on certain transactions and the right to exchange its general partner interest for newly issued common units on a "cash-flow neutral" basis after the fifth anniversary of the transaction or upon the occurrence of certain events prior to the fifth anniversary. The exchange achieves "cash-flow neutrality" through a contemporaneous reduction in the general partner's incentive distribution tiers which has the potential to lower the partnership's long-term cost of equity.

Mr. Phillips added, "This transaction enables the partnership to accomplish a number of goals including meeting commitments to our investors and the rating agencies to further our independence initiatives, the elimination of the Series B Preference units, which simplifies our balance sheet, and the continued reduction of related party arrangements with El Paso. Having achieved these important de-linking steps, we look forward to working with our general partner owners to continue providing impressive returns to all of our investors."

GulfTerra Energy Partners, L.P. is one of the largest publicly traded master limited partnerships with interests in a diversified set of midstream assets located both offshore and onshore. Offshore, the partnership operates natural gas and oil pipelines and platforms and is an industry leader in the development of midstream infrastructure in the Deepwater Trend of the Gulf of Mexico. Onshore, GulfTerra is a leading operator of intrastate natural gas pipelines, natural gas gathering and processing facilities, natural gas liquids transportation and fractionation assets, and salt dome natural gas and natural gas liquids storage facilities. Visit GulfTerra Energy Partners on the Web at www.gulfterra.com.


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The partnership has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors, including the integration of acquired businesses, status of the partnership's greenfield projects, successful negotiation of customer contracts, and general economic and weather conditions in markets served by GulfTerra Energy Partners and its affiliates, could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the partnership makes these statements and projections in good faith, neither the partnership nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the partnership's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.